Exhibit 99

FOR IMMEDIATE RELEASE
Contact
Communications
Media.Line@GenMills.com
763-764-6364

General Mills Announces
Dana McNabb as Chief Executive Officer
Jeff Harmening to Serve as Executive Chair of
General Mills’ Board of Directors
MINNEAPOLIS (Sept. 30, 2026) – General Mills announced today that its board of directors has unanimously elected Dana McNabb, currently the company’s Chief Operating Officer, to succeed Jeff Harmening as Chief Executive Officer. Harmening will become executive chair of the board of directors. Both appointments are effective January 1, 2027.

Over her 27-year career at General Mills, McNabb has held several senior leadership positions across the company in general management, enterprise strategy, marketing and international. As Chief Operating Officer, she currently leads all four General Mills operating segments and key operating functions, including North America Retail, North America Pet, North America Foodservice, International, Sales, Supply Chain, and Innovation, Technology and Quality.

McNabb served as Group President of North America Retail starting in 2024 and added North America Pet to her responsibilities in 2025. She previously held roles as Chief Strategy & Growth Officer; Group President, Europe & Australia segment; President of the U.S. Cereal operating unit; and Vice President of Global Marketing for Cereal Partners Worldwide, the company’s joint venture with Nestlé headquartered in Switzerland. McNabb started her General Mills career in Canada in 1999, and she holds a bachelor's degree in commerce from the University of Ottawa and a master's degree in business administration from the London Business School.

“Following a robust, multi-year succession planning process, the board is confident that Dana is the right executive to lead the company through its next chapter of growth and value creation,” said Maria Henry, the board’s Independent Lead Director. “Dana has made significant contributions as a key member of the executive leadership of the company over the past few years, and across the business globally throughout her career. She has a strong track record of success, and a deep understanding of our consumers, our brands, our company and our industry. Dana is an outstanding leader with a clear strategic vision that she will translate into tangible outcomes for our shareholders, employees and the communities we serve.

“On behalf of the board,” Henry continued, “I also want to extend our heartfelt gratitude to Jeff. Under his leadership, General Mills has become a larger company with a stronger portfolio. It has delivered over $17 billion to shareholders through dividends and share repurchases, and revamped a third of its portfolio for greater growth, including the addition of the growing Pet category. The company has benefited from Jeff’s steadfast and calm leadership during nearly a decade of extraordinary and unprecedented circumstances. We are fortunate to have Jeff continue as Executive Chair of the board to help ensure a smooth transition.”

"It is an honor and a privilege to lead General Mills into the future,” said McNabb. "Returning the company to profitable growth is the priority, and we know how we'll get there. By building industry-leading, digitally enabled demand generation, and modernizing our supply chain, we will fundamentally improve how we operate. This is a company with the brands and the people to win — my job is to make sure we do.

“I also have the utmost appreciation for the strong foundation Jeff laid for our next chapter,” continued McNabb. “Jeff not only grew our company, he modernized it. He laid new groundwork for our digital and technology capabilities, revamped our portfolio for growth and challenged us to work and operate in ways that better match today’s world. We are a more resilient company today thanks to his leadership and foresight.”

“It’s been an incredible honor,” said Harmening. “I sincerely thank the entire General Mills team for all they have done to advance our Accelerate strategy, often against the most trying of circumstances.

“Looking ahead,” continued Harmening, “I am confident that Dana has the vision, urgency and intellect needed to advance our next chapter. I have had the opportunity to witness firsthand her ability to drive transformation and build a high-performing culture. She is the right leader for this time, one that will take our company to the next level.”

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About General Mills
General Mills makes food the world loves. The company is guided by its Accelerate strategy to boldly build its brands, relentlessly innovate, unleash its scale and stand for good. Its portfolio of beloved brands includes household names like Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Totino’s, Annie’s, Wanchai Ferry and more. General Mills generated fiscal 2026 net sales of U.S. $18 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1 billion. For more information, visit www.generalmills.com.